Exhibit 99.1

For more information contact Media: Alicia Dixon Phone 713.207.5885 Investors: Dave Mordy Phone 713.207.6500

For Immediate Release

CenterPoint Energy Announces Landmark Actions: Significant Equity Investment, New Board Directors and New Board Committee

$1.4 Billion Equity Investment Will Further Strengthen Financial Position

and Eliminate Anticipated Equity Needs Through 2022

David J. Lesar and Barry T. Smitherman Appointed as New Directors

New Business Review and Evaluation Committee of the Board

Established to Support Value Enhancement for All Stakeholders

Houston – May 7, 2020 – CenterPoint Energy, Inc. (NYSE: CNP) today announced a comprehensive approach to further strengthen and fortify its financial position, enhance shareholder value and advance the interests of all stakeholders. Today’s announcement has three key elements: a $1.4 billion equity investment; the appointment of two new highly credentialed and qualified directors to the Board; and the creation of a new Business Review and Evaluation Committee of the Board.

Equity Investment

With the significant equity investment announced today, CenterPoint Energy has strengthened its financial position and provided additional certainty to stakeholders. When combined with measures previously announced on April 1, 2020, the equity investment is expected to position the Company to:

•	De-lever its balance sheet, further supporting its investment-grade credit metrics and strengthening its overall credit profile;

•	Eliminate the previously anticipated need to raise additional equity through 2022;

•	Execute on its robust five-year, $13 billion capital investment program focused entirely on its regulated utility businesses, delivering an expected overall ~7.5% rate base CAGR;

•	Provide a 50%-55% utility earnings payout ratio on a go-forward basis (off of a current annualized base dividend of $0.60 per share);

•	Achieve the 5-7% utility earnings compound annual growth rate range over the planning horizon and scenarios described in the Company’s first quarter 2020 earnings news release; and

•	Deliver strong, sustainable value and growth for the benefit of all stakeholders.

The $1.4 billion equity investment includes $725 million in mandatory convertible preferred shares and $675 million in common shares. A mix of new and current

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investors are providing the new equity capital to CenterPoint Energy, including affiliates of Elliott Management Corporation, Fidelity Management & Research Company, Bluescape Energy Partners and other long-term oriented, well-established mutual fund families. The preferred shares’ initial conversion price is $15.31 per share, and the common shares were issued at $16.08 per share.

Proceeds from these investments, in addition to the cash proceeds received from the sale of Miller Pipeline and Minnesota Limited, and expected to be received from the pending sale of CenterPoint Energy Services will be primarily applied to de-leverage the balance sheet to strengthen the Company’s credit profile. As a result of today’s financing, CenterPoint Energy no longer anticipates additional equity needs through 2022, and accordingly total equity issuance through 2022 would be below the midpoint of the company’s previously contemplated equity issuance expectations. These decisive actions highlight CenterPoint Energy’s substantial value proposition as a customer-focused energy delivery company with strong and growing electric and natural gas utility businesses.

New Board Directors

CenterPoint Energy has also bolstered its Board composition with the appointment of two new highly qualified directors, David J. Lesar and Barry T. Smitherman, bringing the total number of directors on the Board to 10. These directors come to the Board with exemplary leadership experience, unique backgrounds and well matched skillsets tailored for the needs and opportunities ahead for the Company.

Milton Carroll, Executive Chairman, said, “Dave Lesar and Barry Smitherman are highly accomplished leaders who add valuable perspectives and expertise to our Board. As the former CEO of Halliburton for 17 years and a CPA with a distinguished tenure at Arthur Andersen, Dave is an outstanding executive with extensive financial and operational experience. He also has an impressive track record in delivering shareholder value at the enterprises he led. Barry, an attorney by training, has enjoyed a distinguished career in banking and public service, including formerly as chairman of both the Public Utility Commission and the Railroad Commission of Texas. This experience will be invaluable in supporting strong regulatory strategies for CenterPoint Energy. We are delighted to welcome both to our Board and look forward to benefitting from their wise counsel and active participation.”

Dave Lesar said, “I am pleased to be joining the distinguished board of such an outstanding company. CenterPoint Energy is a backbone of economic vitality in the state of Texas and the communities it serves. I look forward to working with the Company and my fellow directors to navigate the opportunities and complexity of the energy delivery markets.”

Barry Smitherman said, “I have known and worked with CenterPoint Energy for decades, including during my tenure as chairman of the PUCT and the Railroad Commission. I have always respected the Company for its commitment to service, safety and integrity, and I am excited to be joining its outstanding board of directors.”

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New Business Review and Evaluation Committee of the Board; Investor Day

In addition to the new director appointments, the Board has formed a new Business Review and Evaluation Committee of the Board (the “Committee”). To further enhance the Company’s financial strength, positioning and value proposition, the new Committee will provide advice and recommendations to the Board regarding analyzing and executing on a comprehensive range of potential value-maximizing strategic business actions and alternatives related to CenterPoint Energy’s current configuration and alignment of businesses, assets and other ownership interests. The Committee is expected to conclude its work and make recommendations to the Board by October 2020, and CenterPoint Energy plans to hold an investor day by early 2021 to update stakeholders on its strategic business plan.

The Committee will be comprised of five members, including current Board directors Martin Nesbitt and Phillip Smith, and new Board directors David Lesar (who will chair the Committee) and Barry Smitherman. John Somerhalder II will remain Interim President and Chief Executive Officer through at least June 30, 2020, and in this capacity, will serve as the fifth member of the Committee. The CEO position on the Committee would be filled by the individual selected by the Board to serve as the Company’s permanent CEO once appointed. To facilitate the Committee’s seamless work and to ensure its continuity, the Committee’s chairperson will join the Board’s sub-committee tasked with supporting the Board’s ongoing permanent CEO selection process. The full Business Review and Evaluation Committee charter can be found on CenterPoint Energy’s website.

Regarding the comprehensive approach to value creation announced today, Somerhalder said: “We are pleased that these sophisticated and experienced investors have chosen to invest with CenterPoint Energy. All of the investors in this transaction have a proven ability in collaborating to drive substantial value enhancement and bring strong, long-term credibility in the U.S. utility industry. With no further anticipated equity needs through 2022, these equity investments provide a transformational opportunity for the Company to operate from a position of heightened strength and flexibility while remaining focused on providing safe, reliable, affordable and sustainable service to our customers and executing on the wide range of long-term opportunities across our utility businesses. The opportunities before us to create sustainable value have also been strengthened by the Board’s appointment of two new outstanding directors with critical expertise, leadership experience and relevant skillsets, and the creation of the new Business Review and Evaluation Committee.”

Jeff Rosenbaum, Senior Portfolio Manager at Elliott Management, said: “We believe the transformative balance-sheet and governance enhancements announced today will have a positive impact on CenterPoint Energy’s future. The Company’s premium regulated utilities already benefit from strong service territories and plentiful growth opportunities. We are confident that this watershed equity transaction, which will address the Company’s capital needs for years to come, combined with the addition of new perspectives and processes to the Board, will position CenterPoint Energy to benefit from meaningful value-creation opportunities in the near- and long-term. We are pleased to have worked with CenterPoint Energy’s Board over the past several months, and we thank them for this collaborative outcome.”

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Legal Advisors

Wachtell, Lipton, Rosen & Katz and Baker Botts L.L.P. served as legal counsel to CenterPoint Energy. Ropes & Gray LLP acted as counsel to Elliott in connection with the investment.

About David J. Lesar

Dave Lesar was named the interim CEO of Health Care Service Corporation in July 2019, having joined the company’s board of directors in 2018, and will step down as HCSC’s interim CEO on June 1, 2020. HCSC is the largest privately-held health insurer in the U.S. He was the Chairman of the Board and CEO of Halliburton from 2000 to 2017 and Executive Chairman of the Board from June 2017 until December 2018. At the company, he also served as CFO from 1995 through May 1997 and President and Chief Operating Officer from May 1997 through August 2010. Mr. Lesar joined Halliburton in 1993. He has also served on the board of directors of several companies, most recently Agrium, Inc. as well as Lyondell Chemical Co., Southern Co., Cordant Technologies, and Mirant. Trained as a Certified Public Accountant, Mr. Lesar spent 16 years at Arthur Andersen where he began in 1978. He received both his B.S. and MBA from the University of Wisconsin.

About Barry T. Smitherman

Barry Smitherman is the principal of Barry Smitherman, P.C. and a former partner in the energy regulatory group at Vinson & Elkins LLP. He served as Texas Railroad Commissioner from 2011 through 2014, and was Chairman of the Commission from March 2012 through August 2014. Prior to joining the TX RRC, Mr. Smitherman was Chairman of the Public Utility Commission of Texas, a position he held from November 2007 through July 2011. His service as a PUCT Commissioner began in April 2004. Over this time period, he served two terms on the U.S. Department of Energy Electricity Advisory Committee, on the Board of Directors of the National Association of Regulatory Utility Commissioners (NARUC), Chairman of the NARUC Gas Committee, on the Electric Reliability Council of Texas (ERCOT) Board of Directors, and on the Regional State Committee of the Southwest Power Pool (SPP). Prior to beginning public service, Mr. Smitherman spent 16 years as a public finance investment banker with J.P. Morgan Securities, The First Boston Corporation, Lazard, and Banc One Capital Markets.

About Elliott

Elliott Management Corporation is a multi-strategy fund manager with approximately $40 billion in assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

About CenterPoint Energy

Headquartered in Houston, Texas, CenterPoint Energy, Inc. (NYSE: CNP) is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in more than 30 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. CenterPoint Energy’s competitive energy businesses include natural gas marketing and energy-related services; energy efficiency and sustainability solutions; and owning and

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operating intrastate natural gas pipeline systems. As of December 31, 2019, the company owns nearly $35 billion in assets and also owns 53.7 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 9,900 employees, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding capital investments, future earnings, future equity and capital needs or the lack thereof, the impact of the announced transactions, future balance sheet strength, credit metrics and overall credit profile, utility earnings growth or payout ratios, the mandate and activities of the board’s business review and evaluation committee and any future actions that may be taken by the company, future financial performance and results of operations, including, but not limited to earnings guidance, impact of COVID-19, including with respect to regulatory actions, and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the impact of COVID-19; (2) financial market conditions; (3) general economic conditions; (4) the timing and impact of future regulatory and legislative decisions; (5) effects of competition; (6) weather variations; (7) changes in business plans; and (8) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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